AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger ("Agreement") is made and entered into as of October 17, 2014 (the "Effective Date"), by and among Load Guard Logistics, Inc., a Nevada corporation, with its principal office at 6317 SW 16th Street, Miami, Florida 33155 ("LGL"), Nemus, a California corporation, with its principal office at 650 Town Center Drive, Suite 620, Costa Mesa, California 92626 ("Nemus"), Nemus Acquisition Corp., a newly-formed wholly-owned subsidiary of LGL, domiciled in California ("Acquisition Sub"), and Nemus Bioscience, Inc., a newly-formed wholly-owned subsidiary of LGL, domiciled in Nevada ("Name Change Merger Sub"). Each of LGL, Nemus, Acquisition Sub and Name Change Merger Sub is referred to herein individually as a "Party," or collectively as the "Parties."

RECITALS
A.            The Parties desire to set forth the terms and conditions pursuant to which Acquisition Sub will merge with and into Nemus (the "Merger") and upon consummation of the Merger, Nemus will continue as the surviving corporation and as a wholly-owned subsidiary of LGL, and Acquisition Sub will cease to exist.
B.            Immediately prior to the Merger, LGL shall effectuate a 2.36-for-one forward stock split of all of its issued and outstanding shares of common stock (the "Stock Split")
C.            Immediately after the Closing (as defined below), LGL shall purchase and cancel 5,431,460 shares of LGL's common stock owned by LGL's directors, Yosbani Mendez and Francisco Mendez, pursuant to a stock cancellation agreement substantially in the form of Exhibit A attached hereto (the "Cancellation Agreement").
D.            The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Tax Code").
E.            LGL has formed Name Change Merger Sub, a wholly-owned subsidiary of LGL, incorporated in the State of Nevada, and LGL's board of directors has authorized and approved the merger of Name Change Merger Sub with and into LGL, effective as of the Closing, upon the consummation of which LGL shall remain as the surviving corporation and the name of surviving corporation shall be "Nemus Bioscience, Inc." (the "Name Change Merger").
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:
Section 1.                          Definitions.  Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.
Section 2.                          The Merger.
(a)            Effecting the Merger.  Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time (as hereinafter defined), (i) Acquisition Sub shall be merged with and into Nemus; (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and Nemus will continue as the surviving corporation in the Merger and wholly-owned subsidiary of LGL (sometimes referred to herein as the "Surviving Subsidiary"); and (iii) the Merger shall have the effects set forth under California corporation laws.

(b)            Effect on Capital Stock.
(i)            Conversion of Shares. At the Effective Time, each share of Nemus common stock, no par value (the "Nemus Common Stock") issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any additional action on the part of Nemus, LGL, Acquisition Sub, Name Change Merger Sub, or the holders of the Nemus Common Stock as of the Closing Date (the "Original Holders"), be converted into and will become one (1) share of validly issued, fully paid and non-assessable common stock of LGL (the "Share Ratio"), on a post-Stock Split basis, such that the Original Holders will be issued a total of 12,880,000 shares of LGL common stock, $0.001 par value (the "LGL Common Stock") following the conversion.  All shares of LGL Common Stock issued upon the surrender for exchange of shares of Nemus Common Stock in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Nemus Common Stock.  Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of Nemus of the shares of Nemus Common Stock that were outstanding immediately prior to the Effective Time.
(ii)            Fractional Shares.  No fractional shares will be issued in connection with the conversion of Nemus Common Stock into LGL Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share of LGL Common Stock.
(iii)            Cancellation of Nemus Common Stock.  At the Effective Time, without any action of the Original Holders, the Nemus Common Stock will be deemed canceled and retired and will cease to exist, and each holder of Nemus Common Stock will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon surrender of an original stock certificate representing Nemus Common Stock or affidavit of lost certificate and the delivery of the deliverables listed in Section 2(c) below, LGL will deliver a stock certificate for shares of LGL Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend.
(iv)            Lost, Stolen or Destroyed Certificates.  If any certificate evidencing shares of Nemus Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by LGL, the posting of an indemnity bond, in such reasonable amount as LGL or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, LGL will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of LGL Common Stock.
(v)            At the Effective Time, without any action of the holder thereof, each share of common stock of Acquisition Sub ("Acquisition Sub Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary.  Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Subsidiary.

(c)            Dissenting Shares of Nemus Common Stock.  Each outstanding share of Nemus Common Stock as to which a written demand for purchase is made in accordance with Section 1301 of the California Corporations Code, stating that the record holder demand that his shares be purchased in cash for their fair market value, and which is not voted in favor of the Merger, shall not be converted into shares of LGL Common Stock unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair market value of his shares of Nemus Common Stock under Sections 1300 to 1309, inclusive, of the California Corporations Code, at which time such shares of Nemus Common Stock shall be converted into whole shares of LGL Common Stock in the same manner as provided for other outstanding shares of Nemus Common Stock in Section 2(b) and such holder shall be entitled to receive certificates for whole shares of LGL Common Stock in accordance with the terms hereof.  All such shares of Nemus Common Stock as to which such a written demand is made pursuant to Section 1301 of the California Corporations Code and which are not voted in favor of the Merger, except any such shares of Nemus Common Stock the holder of which shall have effectively withdrawn or lost his right to payment for his shares under Sections 1300 to 1309 of the California Corporations Code, are herein called "Dissenting Nemus Shares."  Nemus shall give LGL prompt notice of any Dissenting Nemus Shares (and shall also give LGL prompt notice of any withdrawals of demands for purchase) and Nemus and LGL shall mutually direct all negotiations and proceedings with respect to any such demands.  Nemus shall not, except with the prior written consent of LGL, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for purchase.
(d)            Reorganization.  The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Tax Code.  The shares of LGL Common Stock issued in the Merger will be issued solely in exchange for shares of Nemus Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the shares of Nemus Common Stock.  No consideration that could constitute "other property" within the meaning of Section 356(b) of the Tax Code is being transferred by LGL for shares of Nemus Common Stock in the Merger.  The parties shall not take a position on any tax return inconsistent with this Section 2(d).
(e)            Further Actions.  If at any time after the Effective Time, LGL or Nemus reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of LGL and Nemus are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.
(f)            Assignment and Assumption.  Prior to the Closing of the Merger and pursuant to an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the "Assignment Agreement"), LGL shall transfer all of its assets into LGT, Inc., a Florida corporation ("LGT") and a wholly-owned subsidiary of LGL, and LGT shall assume all existing liabilities of LGL prior to the Effective Time of the Merger and perform all duties and obligations of LGL arising under such liabilities of LGL.
(g)            Share Repurchase and Cancellation of Shares of LGL Common Stock. To be effective immediately after the Closing, and in consideration of Nemus' willingness to enter into the transactions contemplated by this Agreement and in order to provide an appropriate capital structure after the Closing, LGL, Yosbani Mendez and Francisco Mendez shall enter into the Cancellation Agreement pursuant to which LGL shall purchase and cause to be cancelled 5,431,460 shares of LGL Common Stock held by Yosbani Mendez and Francisco Mendez  in exchange for  all of the issued and outstanding shares of capital stock of LGT (the "Share Repurchase").

(h)            Name Change Merger.  Immediately after the Closing of the Merger, LGL shall effectuate the Name Change Merger pursuant to which (i) Name Change Merger Sub shall be merged with and into LGL; (ii) the separate corporate existence of Name Change Merger Sub shall thereupon cease and LGL will continue as the surviving corporation in the Name Change Merger (sometimes referred to herein as the "Surviving Parent"), (iii) all the properties, rights and privileges, and power of LGL shall vest in the Surviving Parent, and all debts, liabilities and duties of LGL shall become the debts, liabilities and duties of the Surviving Parent, and (iv) the Articles of Incorporation of the Surviving Parent shall be amended to change the name of the Surviving Parent to "Nemus Bioscience, Inc."
Section 3.                          Closing.
(a)            Closing Date.  On the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of M2 Law Professional Corporation located at 15375 Barranca Parkway, Suite A103, Irvine, California 92618, on October 28, 2014, at 10:00 a.m. PT, or such other time, date or place as LGL and Nemus may otherwise agree (the "Closing Date"). At the Closing, a properly executed copy of the Certificate of Merger, in the form of Exhibit C attached hereto (the "Certificate of Merger"), shall be filed with the office of the Secretary of State of the State of California.  The Merger shall become effective at the Effective Time.
(b)            Documents to be Delivered by LGL.  On or before the Closing, LGL will deliver or cause to be delivered to Nemus:
(i)            the original or certified copies of the charter documents of LGL, including amendments thereof, and all corporate records documents and instruments of LGL, the corporate seal of LGL and all books and accounts of LGL;
(ii)            all consents or approvals required to be obtained by LGL for the purposes of completing the Merger;
(iii)            a resolution of the directors of LGL dated as of the Closing Date appointing the nominees of Nemus to the board of directors of LGL;
(iv)            resignations of all of the directors and officers of LGL to be effective after the Effective Time;
(v)            the Assignment Agreement, executed by LGL and LGT;
(vi)            the Cancellation Agreement, executed by LGL and Yosbani Mendez and Francisco Mendez;
(vii)            resolutions of the directors of LGL as are required to be passed to authorize the execution, delivery and implementation of this Agreement;
(viii)            good standing certificates of LGL from the State of Nevada and the State of Florida and tax clearances of LGL from the State of Nevada and the State of Florida ;
(ix)            a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of LGL certifying that copies of LGL's Articles of Incorporation  and Bylaws attached thereto are true, complete and correct copies of such documents in effect on the Closing Date.

Section 4.                          Directors and Officers of LGL.  Effective immediately following the Effective Time, the current directors of LGL shall (a) appoint the current officers and directors of Nemus and/or designees of Nemus as directors and/or officers of LGL and (b) shall resign from all of their officer and director positions with LGL in accordance with LGL's Articles of Incorporation and Bylaws. At least ten (10) days prior to the Effective Date, LGL shall file with the SEC and transmit to the stockholders of record of LGL on such date the information required by Exchange Act Rule 14f-1 with regard hereto.
Section 5.                          Nemus' Representations and Warranties.  Nemus represents and warrants to LGL and Acquisition Subsidiary that the statements contained in this Section are true and correct as of the date of this Agreement and on the Closing Date, except as set forth in the disclosure letter delivered by Nemus to LGL (the "Nemus Disclosure Letter"), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.
(a)            Organization.  Nemus is a corporation validly existing and in good standing under the laws of the State of California and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Nemus is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of the Articles of Incorporation and all amendments thereto, of Nemus, as amended to date, have been made available to LGL, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Nemus is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.
(b)            Capitalization.
(i)            Nemus' authorized capital stock consists of 100,000,000 shares of no par value common stock.
(ii)            There are 12,880,000 shares of common stock issued and outstanding and no shares held in the treasury of Nemus.  All of the issued and outstanding shares of Nemus common stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.
(iii)            Except as provided in the Nemus Disclosure Letter, there are no outstanding (A) options, warrants, or other rights to purchase from Nemus any capital stock of Nemus; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Nemus.

(c)            Authorization.  Nemus has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Nemus and the consummation by Nemus of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Nemus, and, except for approval of the stockholders of  Nemus, no other corporate proceedings on the part of Nemus is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Nemus.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Nemus is a party constitute the valid and legally binding obligations of Nemus, enforceable against Nemus in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by Nemus of this Agreement and the agreements provided for herein, and the consummation by Nemus of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Nemus, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Nemus pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Nemus is a party or by which Nemus or any of its properties is or may be bound; or (iii) to Nemus' Knowledge, violate the provisions of any law, rule or regulation applicable to Nemus, except where such violation would not reasonably be expected to have an Adverse Effect.
(d)            No Conflict.  The execution and delivery of this Agreement by Nemus does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Nemus pursuant to; any material agreement of Nemus or other instrument or obligation of Nemus.
(e)            Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to Nemus' Knowledge, threatened against or involving Nemus (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Nemus' Knowledge enjoining or requiring Nemus to take any action of any kind with respect to its business, assets or properties.
(f)            Compliance with Laws.  To Nemus' Knowledge, Nemus is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.
(g)            No Brokers.  No broker or finder has acted for Nemus in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Nemus.

(h)            Tax Treatment.  Neither Nemus nor, to the Knowledge of Nemus, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.
Section 6.                          LGL's, Acquisition Sub's and Name Change Merger Sub's Representations and Warranties.  Each of LGL, Acquisition Sub and Name Change Merger Sub represents and warrants to Nemus that the statements contained in this Section are true and correct as of the date of this Agreement and on the Closing Date, except as set forth in the disclosure letter delivered by LGL, Acquisition Sub and Name Change Merger Sub to Nemus (the "LGL Disclosure Letter"), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.
(a)            Organization.
(i)        LGL is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  LGL is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect.  Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to Nemus, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  LGL is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.
(ii)        Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of California and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of its Articles of Incorporation and Bylaws have been made available to Nemus, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Acquisition Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.
(iii)        Name Change Merger Sub is a corporation validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Certified copies of its Articles of Incorporation and Bylaws have been made available to Nemus, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  Name Change Merger Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)            Capitalization.
(i)            LGL's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, not taking into account the increase that will occur as a result of the Stock Split, and 20,000,000 shares of preferred stock, par value $0.001 per share.
(ii)            There are 3,623,500 shares of common stock issued and outstanding (which number excludes the actions contemplated by the Cancellation Agreement and the Stock Split), no shares of LGL preferred stock are issued and outstanding, and no shares of common stock of LGL are held in the treasury of LGL.  All of the issued and outstanding shares of common stock of LGL were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.
(iii)            As of the Closing Date, there are no outstanding (A) options, warrants, or other rights to purchase from LGL any capital stock of LGL, Acquisition Sub or Name Change Merger Sub; (B) debt securities or instruments convertible into or exchangeable for shares of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of LGL, Acquisition Sub or Name Change Merger Sub.
(iv)            LGL owns all of the outstanding capital stock of Acquisition Sub and Name Change Merger Sub, free and clear of all liens or other encumbrances.
(c)            No Subsidiaries.  Except for LGT, Acquisition Sub and Name Change Merger Sub, LGL does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.
(d)            Authorization.  Each of LGL, Acquisition Sub and Name Change Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LGL, Acquisition Sub and Name Change Merger Sub and the consummation by LGL, Acquisition Sub and Name Change Merger Sub of the transactions contemplated hereby have been duly and validly authorized have been duly authorized by the board of directors of LGL and, to the extent applicable, the transactions contemplated hereby and thereby have been approved by LGL, as the sole stockholder of Acquisition Sub, and the board of directors of Acquisition Sub and Name Change Merger Sub, respectively, and no other corporate proceedings on the part of LGL, Acquisition Sub and Name Change Merger Sub, respectively are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by LGL, Acquisition Sub and Name Change Merger Sub.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which LGL, Acquisition Sub or Name Change Merger Sub is a party constitute the valid and legally binding obligations of LGL, Acquisition Sub and Name Change Merger Sub, respectively, enforceable against LGL, Acquisition Sub and Name Change Merger Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.  The execution, delivery and performance by LGL, Acquisition Sub and Name Change Merger Sub of this Agreement and the agreements provided for herein, and the consummation by LGL, Acquisition Sub and Name Change Merger Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of LGL, the Articles of Incorporation or Bylaws of Acquisition Sub, or the Articles of Incorporation or Bylaws of Name Change Merger Sub or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of LGL,  Acquisition Sub or Name Change Merger Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which LGL, Acquisition Sub or Name Change Merger Sub is a party or by which LGL, Acquisition Sub or Name Change Merger Sub or any of their respective properties is or may be bound; or (iii) to LGL's, Acquisition Sub's or Name Change Merger Sub's Knowledge, violate the provisions of any law, rule or regulation applicable to LGL, Acquisition Sub or Name Change Merger Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

(e)            No Conflict.  The execution and delivery of this Agreement by LGL, Acquisition Sub and Name Change Merger Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of LGL, Acquisition Sub or Name Change Merger Sub pursuant to any material agreement of LGL, Acquisition Sub or Name Change Merger Sub or other instrument or obligation of LGL, Acquisition Sub or Name Change Merger Sub.
(f)            Absence of Liabilities.  Except as set forth on LGL's balance sheet dated July 31, 2014, as set forth in LGL's Quarterly Report on Form 10-Q for the period ended July  31, 2014, as filed with the SEC, LGL does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000.  Neither Acquisition Sub nor Name Change Merger Sub has any liabilities or obligations. Since July 31, 2014, LGL has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to LGL having or which reasonably could be expected to have an Adverse Effect on LGL.  Since July 31, 2014, there has not been (i) any change by LGL in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by LGL of any of its assets, including, without limitation, any write-down of the value of any assets or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 6(e) of this Agreement had such action or event occurred after the date of this Agreement
(g)            Litigation.  There is no action, suit, legal or administrative proceeding or investigation pending or, to LGL's Knowledge, threatened against or involving LGL,  Acquisition Sub or Name Change Merger Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator.  There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to LGL's Knowledge enjoining or requiring LGL, Acquisition Sub or Name Change Merger Sub to take any action of any kind with respect to its business, assets or properties.
(h)            Insurance.  Section 6(h) of the LGL Disclosure Letter sets forth a listing of all current LGL insurance policies.  To LGL's Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for LGL's business, and to LGL's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound.  All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(i)            Tax Matters.  LGL has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed.  LGL has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.  No examinations of the federal, state or local tax returns of LGL are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against LGL as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.
(j)            Books and Records.  The general ledger and books of account of LGL, all minute books of LGL, all federal, state and local income, franchise, property and other tax returns filed by LGL, all reports and filings with the SEC by LGL, all of which have been made available to Nemus, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.
(k)            Contracts and Commitments.  There are no material contracts to which LGL is a party [other than those specified in its filings with the SEC.  Neither Acquisition Sub nor Name Change Merger Sub are a party to any contract.
(l)            Compliance with Laws.  LGL has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect.  LGL is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.
(m)            Employee Benefit Plans.  Except as disclosed in its filings with the SEC, LGL has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of LGL.  With respect to such plans, individually and in the aggregate, no event has occurred and, to LGL's Knowledge, there exists no condition or set of circumstances in connection with which LGL could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.
(n)            Indebtedness to and from Affiliates.  As of the Closing Date, LGL is not indebted, directly or to its Knowledge indirectly, to any officer, director or stockholder of LGL in any amount, and no such person is indebted to LGL except for advances made to employees of LGL in the ordinary course of business to meet reimbursable business expenses.
(o)            Banking Facilities.  Section 6(o) of the LGL Disclosure Letter sets forth a true, correct, and complete list of:  (i) each bank, savings and loan or similar financial institution in which LGL has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by LGL thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

(p)            Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by LGL, Acquisition Sub and Name Change Merger Sub and that are necessary for the execution and delivery by LGL, Acquisition Sub and Name Change Merger Sub of this Agreement or any documents to be executed and delivered by LGL, Acquisition Sub and Name Change Merger Sub in connection therewith have been obtained and satisfied.
(q)            No Brokers.  No broker or finder has acted for LGL, Acquisition Sub or Name Change Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of LGL, Acquisition Sub or Name Change Merger Sub.
(r)            Disclosure.  The information concerning each of LGL, Acquisition Sub and Name Change Merger Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.
(s)            SEC and State Securities Law Filings.
(i)            LGL has filed all forms, reports and documents required to be filed with the SEC and any state securities administrators since formation of LGL.  At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.
(ii)            Each of the financial statements (including, in each case, any related notes) contained in LGL's SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of LGL as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.
(t)            Tax Treatment.  Neither LGL nor, to the Knowledge of LGL, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(u)            Certificates.  The certificates representing the shares of LGL to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable state securities or "blue sky" laws.
(v)            Investment Company.  LGL is not, and is not an Affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
(w)          LGL Business Activities.  LGL has never engaged in (i) the transportation of Hazardous Materials nor (ii) interstate commerce.
Section 7.                          Covenants of LGL.
(a)            Conduct of Business of LGL.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, LGL will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization.  Except as otherwise expressly provided in this Agreement or in the LGL Disclosure Letter, prior to the Effective Time, LGL shall not, without the prior written consent of Nemus:
(i)            amend its Articles of Incorporation or Bylaws (or other similar governing instrument);
(ii)            authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;
(iii)            except for the Stock Split, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;
(iv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LGL (other than the Merger);
(v)            (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of LGL; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(vi)            except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);
(vii)            except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;
(viii)            (i) other than by and through the Merger, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;
(ix)            make any tax election or settle or compromise any income tax liability material to LGL;
(x)            settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on LGL;
(xi)            form any subsidiary, enter into any contract, issue any dividends, hire any employees, etc.;
(xii)            take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the LGL contained in this Agreement untrue or incorrect; or
(xiii)            take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xii) or any action which would make any of the representations or warranties of  contained in this Agreement untrue or incorrect.
(b)            Assignment of LGL's Current Business.  Immediately prior the Closing of the Merger, LGL and LGT shall have entered in the Assignment Agreement.
Section 8.                          Covenants of Nemus.
(a)            Conduct of Business of Nemus.  Except as contemplated by this Agreement, including as described in the Nemus Disclosure Letter, during the period from the date hereof to the Effective Time, Nemus will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the Nemus Disclosure Letter, prior to the Effective Time, Nemus shall not, without the prior written consent of LGL:
(i)            adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of Nemus (other than the Merger);

(ii)            (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;  (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Nemus; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or
(iii)            take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Nemus contained in this Agreement untrue or incorrect.
Section 9.                          Other Covenants and Agreements of the Parties.
(a)            Stockholders Consents.  Each of Acquisition Sub and Nemus shall take all action necessary, in accordance with the California Corporations Code, and their respective Articles of Incorporation and bylaws, to obtain the written consent of its stockholders as promptly as practicable to the adoption and approval of this Agreement and the transactions contemplated hereby.
(b)            OTC Bulletin Board.  LGL shall use all reasonable efforts to maintain the quotation of the shares of LGL Common Stock on the OTC Bulletin Board or OTC Markets, Inc. after the Closing.
(c)            Access to Information.
(i)            Between the date hereof and the Effective Time, LGL will give Nemus and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit Nemus to make such inspections as Nemus may reasonably require and will cause its officers to furnish Nemus with such financial and operating data and other information with respect to the business and properties of itself as Nemus may from time to time reasonably request.
(ii)            Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.
(d)            Additional Agreements, Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.
(e)            Releases.  LGL agrees to obtain a General Release in a form acceptable to Nemus' counsel, from each officer and director who is a stockholder of LGL, releasing LGL from any claims against LGL arising prior to the Effective Time or arising from the Cancellation Agreement.

(f)              Press Releases.  Nemus and LGL will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
(g)            Other Filings.  At all times from and after the date hereto until the Effective Time, LGL covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.
Section 10.                          Nemus' Conditions to the Merger.  The obligation of Nemus to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Nemus:
(a)            Each of the representations and warranties of LGL and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement, and at the Closing each of LGL and Acquisition Sub shall have delivered to Nemus a certificate to that effect;
(b)            Any governmental or third party approvals required to effect the Merger shall have been obtained;
(c)            Each of LGL and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing LGL shall have delivered to Nemus a certificate to that effect;
(d)            From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning LGL or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect;
(e)            LGL shall have delivered to Nemus a complete and accurate LGL Disclosure Letter on the execution of this Agreement and such letter shall have been approved by Nemus;
(f)            LGL shall have delivered to Nemus all documents requested by Nemus to conduct due diligence of LGL and such documents and the results of its diligence of LGL shall have been approved by Nemus in its sole discretion.
(g)            The Cancellation Agreement shall have been entered into by the parties thereto prior to the Closing Date and shall be effective immediately after the Effective Time;
(h)            The nominees of Nemus shall have been appointed as members of the board of directors and as officers of LGL to be effective after the Effective Time and the closing of the Cancellation Agreement;

(i)            Letters of resignation from LGL's current officers and directors, to be effective to be effective after the Effective Time and the closing of the Cancellation Agreement and after the appointments described in this section shall have been delivered to Nemus;
(j)            The Releases referred to in Section 9(e) shall have been entered into in forms reasonably satisfactory to Nemus;
(k)            Nemus shall have received a resolution from LGL's Board of Directors approving the Merger and authorizing the issuances of the shares of LGL Common Stock hereto;
(l)            The stockholders of Acquisition Sub and the stockholders of Nemus shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Articles of Incorporation and Bylaws; and
(m)            The Stock Split shall have been consummated.
Section 11.                          LGL's, Acquisition Sub's and Name Change Merger Sub's Conditions to the Merger.  The obligations of LGL, Acquisition Sub and Name Change Merger Sub to effect the Merger and Name Change Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by LGL:
(a)            Each of the representations and warranties of Nemus contained in this Agreement shall be true and correct as of the date of this Agreement, and at the Closing Nemus shall have delivered to LGL a certificate to that effect;
(b)            Nemus shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing Nemus shall have delivered to LGL a certificate to that effect;
(c)            From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning Nemus that has had or could be reasonably likely to have an Adverse Effect;
(d)            Nemus shall have delivered to LGL a complete and accurate Nemus Disclosure Letter and such letter shall have been approved by LGL;
(e)            The Assignment Agreement shall have been entered into by the parties thereto and shall be effective at the Effective Time;
(f)            Nemus shall have delivered to LGL audited balance sheets of Nemus as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2013, and the period from July 17, 2012, (inception) through December 31, 2012 and an unaudited balance sheet of Nemus as of June 30, 2014, and the related statements of operations, changes in shareholders' equity and cash flows for the six months ended June 30, 2014;
(g)            The Stock Split shall have been consummated; and
(h)            LGL shall have received from each holder of Nemus capital stock (i) an investor suitability questionnaire in form and substance satisfactory to LGL, containing customary investment representations and certifying that such holder is an "accredited investor" as defined in Regulation D of the Securities Act or (ii) confirmation of receipt of the appropriate disclosures required pursuant to Rule 506 under Regulation D of the Securities Act.

Section 12.                          Indemnification of Directors and Officers.  All rights to indemnification by Nemus and LGL existing in favor of each individual who is an officer or director of Nemus or LGL of the date of this Agreement (each such individual, an "Indemnified Person") for his acts and omissions as a director or officer of Nemus or LGL occurring prior to the Effective Time, as provided in Nemus' Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) or LGL's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.
Section 13.                          Confidentiality.  Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party.  Each such Party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.
Section 14.                          Termination
(a)            This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:
(i)            by mutual written consent of LGL and Nemus;
(ii)            by either LGL or Nemus if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(iii)            by either LGL or Nemus, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before October 31, 2014 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party's cure of such failure); provided, however, that if either LGL or Nemus requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv)            by LGL, if there has been a material breach of this Agreement on the part of Nemus of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by LGL to Nemus; or
(v)            by Nemus, if there has been a material breach of this Agreement on the part of LGL of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Nemus to LGL.
(b)            In the event of termination of this Agreement by either Nemus or LGL provided in this Section 14, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of LGL or Nemus, other than the provisions of the last sentence of Section 13 and this Section 14.  Nothing contained in this Section 14 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.
Section 15.                          Miscellaneous.
(a)            Survival.  The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time.  This Section 15 shall survive the Effective Time.
(b)            No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
(c)            Notices.  All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:
To LGL, Acquisition	Load Guard Logistics, Inc.
Sub or Name Change	6317 SW 16th Street
Merger Sub:	Miami, FL 33155
Attn: Yosbani Mendez

With a copy to:	Parsons/Burnett/Bjordahl/Hume, LLP
(which will not	Attention: James B. Parsons
constitute notice)	10655 NE 4th Street, Suite 801
Bellevue, WA 98004
Fax number: (425) 451-8568

To Nemus:	Nemus
650 Town Center Drive, Suite 620
Costa Mesa, CA 92626
Attn: John Hollister

With a copy to:	M2 Law Professional Corporation
(which will not	Attention: Michael Muellerleile
constitute notice)	15375 Barranca Parkway, Suite A103
Irvine, CA 92618
Fax number: (949) 706-1475

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(d)            Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
(e)            Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.
(f)            Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties.  Any unauthorized assignment is void.
(g)            Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
(h)            Expenses.  Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.
(i)            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.
(j)            Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format ("PDF") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.
(k)            Entire Agreement.  This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.
(l)            Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of LGL, Nemus, Acquisition Sub and Name Change Merger Sub.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

LOAD GUARD LOGISTICS, INC.

By:	/s/ Yosbani Mendez
Yosbani Mendez
Its:	President

NEMUS ACQUISITION CORP.

By:	/s/ Yosbani Mendez
Yosbani Mendez
Its:	President

NEMUS BIOSCIENCE, INC.

By:	/s/ Yosbani Mendez
Yosbani Mendez
Its:	President

NEMUS

By:	/s/ John Hollister
John Hollister
Its:	Chief Executive Officer

Schedule 1
Definitions
"Accredited Investors" has the meaning set forth in Rule 501(a) under the Securities Act.

"Adverse Effect" means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.
"Affiliate" has the meaning set forth in Exchange Act Rule 12b-2.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"Effective Time" means the time of acceptance for recording of Certificate of Merger effectuating the Merger by the Secretary of State of the State of California in accordance with the California Corporations Code (but not earlier than the Closing Date) or at such later time that the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Hazardous Materials" means any solid, liquid, gaseous or thermal pollutant, element, chemical, irritant, waste or contaminant regulated under Environmental Laws,  including but not limited to, solid waste, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, petroleum, petroleum-based products and constituents thereof, radiation, noise, and all other substances, wastes, conditions and materials regulated by, under or pursuant to any Environmental Laws.

"Knowledge" means the actual knowledge of the executive officers of a Party, without independent investigation.
 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"SEC" means the Securities and Exchange Commission.